Exhibit 99.1

Newell Brands Announces Strong Fourth Quarter and Full Year Results
2016 Full Year Net Sales Growth 124.2 Percent
2016 Full Year Core Sales Growth 3.7 Percent
2016 Full Year Reported EPS $1.25 and Normalized EPS $2.89
Transformation Accelerating; Revised 2017 Full Year Guidance

HOBOKEN, NJ - February 6, 2017 - Newell Brands Inc. (NYSE: NWL) announced its fourth quarter and full year 2016 financial results today.
Fourth Quarter 2016 Executive Summary

Net sales growth of 165.0 percent to $4.14 billion and core sales growth of 2.5 percent.
Reported diluted earnings per share of $0.34 compared with $0.05 in the prior year. Reported earnings per share benefited from sales growth, earnings from acquisitions, Project Renewal savings and cost synergies related to the Jarden acquisition, which more than offset increased advertising and promotion, negative foreign currency impacts, an increase in amortization of intangibles, higher interest expense, higher share count and a $164 million one-time deferred tax charge related to the Tools divestiture.

Normalized diluted earnings per share of $0.80 compared with $0.56 in the prior year, a 42.9 percent increase. Normalized earnings per share exclude certain items described later in the release.
Reported operating margin of 12.4 percent, a 590 basis point improvement versus the prior year; normalized operating margin of 16.3 percent, a 260 basis point improvement versus the prior year.
Operating cash flow of $991.5 million compared with $277.7 million in the prior year; gross debt of $11.89 billion reflecting a reduction of $855 million during the quarter and a $2.06 billion reduction since the creation of Newell Brands on April 15, 2016.

Established full year 2017 net sales guidance range of $14.52 billion to $14.72 billion. This outlook reflects current expectations for timing of acquisitions and divestitures, the negative impact of over $250 million related to foreign exchange, and the revised core sales growth range. The net sales guidance range represents net sales growth of 9.5 percent to 11.0 percent compared with prior year.

Revised guidance for full year 2017 core sales growth of 2.5 to 4.0 percent compared with initial 2017 guidance of 3.0 to 4.0 percent. The updated outlook range reflects revised expectations on the company’s businesses with larger U.S. mall-based retail presence given lowered expectations for U.S. retail mall foot traffic.

Revised guidance for full year 2017 normalized diluted earnings per share of $2.95 to $3.15 compared with initial 2017 guidance of $2.85 to $3.05. This increased outlook reflects current expectations for timing of acquisitions and divestitures, the negative impact of foreign exchange and the positive impact of a lower tax rate reflecting anticipated discrete tax benefits in the third quarter of the year.

“Our fourth quarter results reflect continued strong progress in the company’s transformation,” said Newell Brands Chief Executive Officer Michael Polk. “We delivered over 40 percent earnings per share growth and nearly $1 billion of operating cash flow, driven by accelerating cost savings from synergies and Project Renewal. Despite significant portfolio and organization change in the quarter, core sales growth was competitive led by very good growth on Writing, Baby, Beverages, Waddington, Fishing, Team Sports and Technical Apparel. We delivered this outcome in the context of challenging mall-based retail conditions driven by accelerating bricks-to-clicks shopper migration during the holidays.

“This has been one of the most transformative years in our history,” Polk continued. “In the context of unprecedented change, we have delivered very strong full year results with core sales growth of 3.7 percent and normalized earnings per share growth of nearly 33 percent. We have made tremendous progress on our strategic initiative to strengthen our portfolio, acquiring businesses with over $10 billion in revenue and divesting or holding for sale businesses with about $1.6 billion in revenue. Our progress on costs has enabled us to improve normalized operating margin by over 100 basis points while simultaneously investing for future growth by strengthening our capabilities in insights, design, innovation and ecommerce. And we have rapidly deleveraged our balance sheet, reducing gross debt by nearly $2.1 billion since the creation of Newell Brands on April 15, 2016. As we head into 2017, we are confident that we will continue to rapidly deleverage while simultaneously putting the building blocks in place to drive the growth acceleration and transformative value creation promised in the Growth Game Plan.”

Fourth Quarter 2016 Operating Results

Net sales increased 165.0 percent to $4.14 billion, compared with $1.56 billion in the prior year, primarily due to the inclusion of net sales from the acquired Jarden business. Core sales grew 2.5 percent driven by strong results from the Writing, Baby, Home Solutions and Outdoor Solutions businesses. All operating segments reported core sales growth with the exception of the small continuing portion of the Tools segment not held for sale.

Reported gross margin was 36.8 percent compared with 38.3 percent in the prior year, as the benefits of synergies, productivity and pricing were more than offset by negative mix effects related to the Jarden transaction and the deconsolidation of Venezuela, and the adverse impact of foreign currency. Normalized gross margin was 37.2 percent compared with 38.5 percent in the prior year.

Reported operating income was $513.1 million, or 12.4 percent of sales, compared with $101.9 million, or 6.5 percent of sales, in the prior year. Reported operating margin improvement reflects benefits from Project Renewal savings and synergies, partially offset by acquisition-related amortization expense, increased advertising and promotion investment and the negative impact from foreign currency. Normalized operating income was $676.1 million compared with $214.2 million in the prior year. Normalized operating margin was 16.3 percent of sales, a 260 basis point improvement compared with prior year.

The reported tax rate for the quarter was 57.7 percent compared with 14.1 percent in the prior year with the increase primarily related to a $164 million one-time deferred tax charge related to the planned Tools divestiture, partially offset by a $40 million deferred tax benefit related to foreign statutory rate changes primarily affecting Jarden acquired intangibles. The normalized tax rate was 29.8 percent, compared with 23.2 percent in the prior year, related to mix from the inclusion of Jarden and the absence of certain discrete tax benefits compared with the prior year.

The company reported net income of $165.6 million compared with net income of $13.2 million in the prior year. Reported diluted earnings per share were $0.34 compared with diluted earnings per share of $0.05 in the prior year. The contribution from the acquired Jarden business and strong operating income growth on both legacy businesses more than offset the negative impact of increased advertising and promotion investment, foreign currency, increased amortization of intangibles, increased interest expense, a higher tax rate and a higher share count. Normalized net income was $389.9 million compared with $151.1 million in the prior year. Normalized diluted earnings per share increased 42.9 percent to $0.80 compared with $0.56 in the prior year.

Operating cash flow was $991.5 million compared with $277.7 million in the prior year, reflecting the contribution from the Jarden acquisition and improved operating results.

A reconciliation of “reported” results to “normalized” results is included in the appendix.

Fourth Quarter 2016 Operating Segment Results

Writing net sales were $462.4 million, a decrease of 0.8 percent compared with the prior year, as solid core sales growth of 4.3 percent and the benefit of the Elmer’s acquisition were offset by the negative impact of foreign currency and the deconsolidation of Venezuelan operations. Reported operating income was $93.3 million compared with $101.8 million in the prior year. Reported operating margin was 20.2 percent of sales compared with 21.8 percent of sales in the prior year. Normalized operating income was $105.0 million versus $105.7 million last year. Normalized operating margin was

22.7 percent of sales, unchanged versus last year, as volume growth, pricing and productivity offset adverse foreign currency and the mix impact of the deconsolidation of Venezuela.

Home Solutions net sales declined 11.5 percent to $391.0 million primarily due to the divestiture of the Décor business. Core sales grew 5.7 percent largely driven by strong results from the Beverage business and the launch of Rubbermaid Brilliance food storage containers in Food, partially offset by Calphalon’s weaker performance in certain mall-based retailers due to lower holiday retail mall foot traffic. Reported operating income was $45.3 million compared with $55.2 million in the prior year, reflecting the divestiture of the Décor business and increased advertising and promotion on new innovations. Reported operating margin was 11.6 percent of sales, a 90 basis point decline compared with the prior year. Normalized operating income was $53.5 million versus $57.2 million last year. Normalized operating margin was 13.7 percent of sales, compared with 12.9 percent last year.

Tools net sales declined 4.6 percent to $198.1 million driven by the negative impact of foreign currency and ongoing macro-driven slowdown in Brazil. Tools core sales were less than $8.0 million, as the vast majority of the Tools segment is held for sale. Reported operating income was $22.4 million compared with $19.0 million in the prior year. Reported operating margin was 11.3 percent of sales, a 220 basis point improvement compared with the prior year. Normalized operating income was $25.7 million versus $19.5 million last year. Normalized operating margin was 13.0 percent of sales, a 360 basis point increase versus last year as productivity and pricing more than offset the impact of negative foreign currency.

Commercial Products net sales were $208.9 million compared with $207.1 million in the prior year, as North American sales stabilized despite ongoing planned complexity reduction activity. Core sales grew 0.8 percent. Reported operating income was $31.6 million compared with $25.4 million in the prior year. Reported operating margin was 15.1 percent of sales, a 290 basis point improvement versus the prior year. Normalized operating income was $34.3 million versus $27.5 million last year. Normalized operating margin was 16.4 percent of sales, a 310 basis point improvement versus last year as pricing and productivity offset the negative impact of foreign currency.

Baby & Parenting net sales increased 1.6 percent to $241.7 million, as strong sales momentum in the U.S. was partially offset by the impact of a planned change from a distributor-based selling model to a direct selling model in Canada. Core sales, which exclude the Teutonia business that is held for sale, increased 3.6 percent. Reported operating income was $32.3 million compared with $27.8 million in the prior year. Reported operating margin was 13.4 percent of sales, a 170 basis point increase compared with prior year. Normalized operating income was $36.1 million versus $27.8 million last year. Normalized operating margin was 14.9 percent of sales, compared with 11.7 percent last year. The normalized operating margin improvement was attributable to volume growth and productivity, partially offset by negative foreign currency.

Branded Consumables net sales were $1.10 billion. On a pro forma basis, net sales decreased 0.1 percent versus prior year. Pro forma core sales, which exclude the Lehigh, Pine Mountain and a portion of the Diamond businesses which are held for sale, increased 2.3 percent. Strong growth at Waddington, Yankee Candle International, and Yankee Candle eCommerce was partially offset by weaker performance in Yankee Candle’s mall-based retail stores due to lower holiday retail mall foot traffic. Reported operating income was $234.2 million and reported operating margin was 21.2 percent. Normalized operating income was $255.7 million and normalized operating margin was 23.1 percent of sales.

Consumer Solutions net sales were $709.7 million. On a pro forma basis, net sales decreased 0.3 percent versus prior year. Pro forma core sales, which exclude the U.S. Heaters, Humidifiers, and Fans business that is held for sale, increased 0.3 percent compared with prior year despite strong market share performance and high single digit U.S. POS growth as certain U.S. retailers adjusted their buying patterns after the holidays compared to prior years. Reported operating income was $125.6 million and reported operating margin was 17.7 percent. Normalized operating income was $132.7 million and normalized operating margin was 18.7 percent of sales.

Outdoor Solutions net sales were $730.6 million. On a pro forma basis, net sales increased 3.8 percent versus prior year. Pro forma core sales, which exclude the Winter Sports business that is held for sale, increased 2.9 percent compared with prior year primarily driven by strong growth in Fishing, Technical Apparel and Team Sports, partially offset by declines on Coleman related to early 2016 distribution losses. The segment’s reported operating income was $53.4 million and reported operating margin was 7.3 percent of sales. Normalized operating income was $73.2 million and normalized operating margin was 10.0 percent of sales.

Process Solutions net sales were $88.9 million. On a pro forma basis, net sales decreased 0.6 percent versus prior year. Pro forma core sales increased 0.8 percent compared with prior year. Reported operating income was $8.8 million and reported operating margin was 9.9 percent. Normalized operating income was $13.9 million and normalized operating margin was 15.6 percent of sales.

Full Year 2016 Results

Net sales for the full year ended December 31, 2016 were $13.26 billion, an increase of 124.2 percent compared with $5.92 billion in the prior year. Core sales increased 3.7 percent.

Reported gross margin was 33.2 percent, compared with 39.0 percent in the prior year. Normalized gross margin was 37.0 percent, compared with 39.2 percent in the prior year.

Full year 2016 reported operating income was $1.10 billion compared with $601.4 million in the prior year. Reported operating margin was 8.3 percent compared with 10.2 percent in the prior year. Normalized operating income was $2.06 billion compared with $848.6 million in the prior year. Normalized operating margin increased 130 basis points to 15.6 percent compared with 14.3 percent in the prior year.

Reported net income was $527.8 million compared with $350.0 million in the prior year. Reported diluted earnings per share were $1.25 compared with $1.29 in the prior year. Normalized net income was $1.22 billion compared to $590.7 million in the prior year. Normalized diluted earnings per share were $2.89 compared with $2.18 in the prior year, an increase of 32.6 percent.

Operating cash flow was $1.83 billion compared with $565.8 million in the prior year.

A reconciliation of “reported” results to “normalized” results is included in the appendix.

Outlook for the Twelve Months Ending December 31, 2017

Newell Brands has provided the following guidance metrics for 2017: full year net sales dollars, core sales growth rate, and normalized earnings per share.

The company has added a net sales guidance range in 2017 given the scope of mergers and acquisition activity and the continued volatility of foreign exchange. The company’s net sales full year guidance range is $14.52 billion to $14.72 billion. This outlook reflects current expectations for timing of acquisitions and divestitures, the negative impact related to foreign exchange, and the latest core sales growth expectations. The net sales guidance range represents net sales growth of 9.5 percent to 11.0 percent compared with prior year.

The company has broadened its 2017 core sales growth guidance range to 2.5 to 4.0 percent versus its previous guidance of 3.0 to 4.0 percent reflecting revised expectations on the company’s businesses with larger U.S. mall-based retail presence given lowered expectations for U.S. retail mall foot traffic. The full year guidance reflects an expectation that the company’s core sales growth rate will accelerate through the year as the pace of change related to the company’s transformation lessens, with the first quarter core growth about in line with the core sales growth rate in the fourth quarter of 2016.

The company has raised its normalized earnings per share outlook to $2.95 to $3.15, as compared with its previous guidance of $2.85 to $3.05, to reflect its latest view on timing of acquisitions and divestitures, the further negative impact of foreign exchange, and the positive impact of a lower tax rate reflecting anticipated discrete tax benefits. The company expects the previously communicated 2017 tax rate of 26 to 27 percent will be sustained through most of the year, with a one-time low rate likely realized in the third quarter of 2017 resulting in a full year tax rate of about 23 percent.

Updated 2017 Full Year Outlook

Net sales	$14.52B to $14.72B

Core sales growth	2.5% to 4.0%

Normalized earnings per share	$2.95 to $3.15

As of April 15, 2016, Newell Brands core sales include pro forma core sales associated with the Jarden transaction as if the combination occurred April 15, 2015.  Core sales exclude the impact of foreign currency, acquisitions (other than the Jarden acquisition) until their first anniversary, and planned and completed divestitures. Beginning with the second quarter of 2016, the company is excluding the amortization of intangible assets associated with acquisitions from its calculation of normalized earnings per share.

The company has presented forward-looking statements regarding normalized earnings per share for 2017, which is a non-GAAP financial measure. This non-GAAP financial measure is derived by excluding certain amounts, expenses or income and/or certain impacts, including the impact of foreign exchange or business portfolio determinations, from the corresponding financial measure determined in accordance with GAAP. The determination of the amounts that are excluded from this non-GAAP financial measure is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measure because such information is not available and management cannot reliably predict all of the necessary components of such GAAP measure without unreasonable effort or expense. The unavailable information could have a significant impact on the company's full-year 2017 GAAP financial results.

Conference Call

The company’s fourth quarter 2016 earnings conference call will be held today, February 6, 2017, at 8:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investor Relations section of Newell Brands’ website at www.newellbrands.com. A webcast replay and a supporting slide presentation will be made available in the Investor Relations section on the company’s website under Quarterly Earnings.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both in explaining its results to stockholders and the investment community and in its internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions (other than the Jarden acquisition, which is included in core sales on a pro forma basis starting in the second quarter of 2016), planned or completed divestitures, the deconsolidation of the company’s Venezuelan operations and changes in foreign currency from year-over-year comparisons. As reflected in the Currency Analysis, the effect of foreign currency on reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in the prior year, to the current and prior year local currency sales amounts (excluding acquisitions and divestitures), with the difference in these two amounts being the increase or decrease in core sales, and the difference between the change in as reported sales and the change in constant currency sales reported as the currency impact. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” earnings per share, “normalized” interest and “normalized” tax rates, which exclude restructuring and other expenses and one-time and other events such as costs related to certain product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, costs related to the acquisition, integration and financing of acquired businesses, amortization of intangible assets associated with acquisitions (beginning in the second quarter of 2016), advisory costs for process transformation and optimization initiatives, costs of personnel dedicated to integration activities and transformation initiatives under Project Renewal and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In situations in which an item excluded from normalized results impacts income tax expense, the company uses a “with” and “without” approach to determine normalized income tax expense.

While the company believes that these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NYSE: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Jostens®, Marmot®, Rawlings®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Waddington and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contacts:
Nancy O’Donnell	Jason Anthoine	Liz Cohen
Vice President, Investor Relations	Global Communications	Weber Shandwick
+1 (770) 418-7723	+1 (201) 610-6768	+1 (212) 445-8044
nancy.o'donnell@newellco.com	jason.anthoine@newellco.com	liz.cohen@webershandwick.com

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income, earnings per share, operating income, operating margin or gross margin improvements or declines, Project Renewal, capital and other expenditures, cash flow, dividends, restructuring and other project costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, changes in exchange rates, expected benefits and financial results from the Jarden transaction and other recently completed acquisitions and related integration activities and planned divestitures and management's plans, projections and objectives for future operations and performance. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believe," "estimate" and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy; competition with other manufacturers and distributors of consumer products; major retailers' strong bargaining power and consolidation of our retail customers; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands, including the ability to realize anticipated benefits of increased advertising and promotion spend; product liability, product recalls or regulatory actions; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; a failure of one of our key information technology systems or related controls; our ability to attract, retain and motivate key employees; future events that could adversely affect the value of our assets and require impairment charges; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations, including exchange controls and pricing restrictions; our ability to execute our new corporate strategy; our ability to complete planned divestitures, including our ability to obtain the regulatory approvals required to complete the Tools divestiture; our ability to successfully integrate acquired businesses, including the recently acquired Jarden business; our ability to realize the expected benefits and financial results from our recently acquired businesses and planned divestitures; and those factors listed in our filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K). Changes in such assumptions or factors could produce significantly different results. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

Newell Brands Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in millions, except per share data)

	Three Months Ended December 31,
			YOY
	2016	2015	% Change

Net sales	$4,135.9	$1,560.8	165.0%
Cost of products sold	2,613.2	963.6

GROSS PROFIT	1,522.7	597.2	155.0%
% of sales	36.8%	38.3%

Selling, general & administrative expenses	976.4	479.7	103.5%
% of sales	23.6%	30.7%

Restructuring costs, net	33.2	15.6
OPERATING INCOME	513.1	101.9	403.5%
% of sales	12.4%	6.5%

Nonoperating (income) expenses:
Interest expense, net	123.9	25.1
Loss related to extinguishment of debt	0.5	—
Other (income) expense, net	(3.8)	169.6
	120.6	194.7

INCOME BEFORE INCOME TAXES	392.5	(92.8)	(523.0)%
% of sales	9.5%	(5.9)%

Income taxes	226.6	(13.1)
Effective rate	57.7%	14.1%

NET INCOME FROM CONTINUING OPERATIONS	165.9	(79.7)	(308.2)%
% of sales	4.0%	(5.1)%

Income from discontinued operations, net of tax	(0.3)	92.9

NET INCOME	$165.6	$13.2	1,154.5%
% of sales	4.0%	0.8%

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.34	$(0.30)
Income from discontinued operations	$—	$0.35
Net income	$0.34	$0.05

Diluted
Income from continuing operations	$0.34	$(0.30)
Income from discontinued operations	$—	$0.35
Net income	$0.34	$0.05

AVERAGE SHARES OUTSTANDING:
Basic	484.1	268.1
Diluted	485.9	268.1

Newell Brands Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in millions, except per share data)

	Twelve Months Ended December 31,
			YOY
	2016	2015	% Change

Net sales	$13,264.0	$5,915.7	124.2%
Cost of products sold	8,865.2	3,611.1

GROSS PROFIT	4,398.8	2,304.6	90.9%
% of sales	33.2%	39.0%

Selling, general & administrative expenses	3,223.8	1,626.0	98.3%
% of sales	24.3%	27.5%

Restructuring costs, net	74.9	77.2
OPERATING INCOME	1,100.1	601.4	82.9%
% of sales	8.3%	10.2%

Nonoperating (income) expenses:
Interest expense, net	404.5	79.9
Loss related to extinguishment of debt/credit facility	47.6	—
Other (income) expense, net	(166.5)	184.0
	285.6	263.9

INCOME BEFORE INCOME TAXES	814.5	337.5	141.3%
% of sales	6.1%	5.7%

Income taxes	286.0	78.2
Effective rate	35.1%	23.2%

NET INCOME FROM CONTINUING OPERATIONS	528.5	259.3	103.8%
% of sales	4.0%	4.4%

Loss from discontinued operations, net of tax	(0.7)	90.7

NET INCOME	$527.8	$350.0	50.8%
% of sales	4.0%	5.9%

EARNINGS PER SHARE:
Basic
Income from continuing operations	$1.25	$0.96
Loss from discontinued operations	$—	$0.34
Net income	$1.25	$1.30

Diluted
Income from continuing operations	$1.25	$0.96
Loss from discontinued operations	$—	$0.33
Net income	$1.25	$1.29

AVERAGE SHARES OUTSTANDING:
Basic	421.3	269.3
Diluted	423.1	271.5

Newell Brands Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in millions)

	December 31,	December 31,
Assets:	2016	2015

Cash and cash equivalents	$587.5	$274.8
Accounts receivable, net	2,746.9	1,250.7
Inventories, net	2,116.0	721.8
Prepaid expenses and other current assets	288.4	147.8
Assets held for sale	1,745.7	98.4

Total Current Assets	7,484.5	2,493.5

Property, plant and equipment, net	1,543.4	599.2
Goodwill	10,279.8	2,791.2
Other intangible assets, net	14,111.8	1,063.7
Other assets	478.9	273.4

Total Assets	$33,898.4	$7,221.0

Liabilities and Stockholders' Equity:

Accounts payable	$1,518.9	$642.4
Accrued compensation	365.8	185.2
Other accrued liabilities	1,464.9	728.9
Short-term debt and current portion of long-term debt	601.9	388.8
Liabilities held for sale	340.5	43.3

Total Current Liabilities	4,292.0	1,988.6

Long-term debt	11,290.9	2,669.1
Deferred income taxes	5,082.8	188.1
Other noncurrent liabilities	1,787.4	548.8

Stockholders' Equity - Parent	11,409.7	1,822.9
Stockholders' Equity - Noncontrolling Interests	35.6	3.5

Total Stockholders' Equity	11,445.3	1,826.4

Total Liabilities and Stockholders' Equity	$33,898.4	$7,221.0

Newell Brands Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in millions)

	Twelve Months Ended December 31,
	2016	2015
Operating Activities:
Net income	$527.8	$350.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	437.2	171.6
Net gain from sale of businesses	(161.1)	(154.2)
Loss related to extinguishment of debt	47.6	—
Non-cash restructuring costs	23.7	6.7
Deferred income taxes	30.1	(7.2)
Stock-based compensation expense	63.9	29.2
Pension settlement charge	2.7	52.1
Venezuela deconsolidation charge	—	172.7
Other, net	21.0	32.5
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(324.5)	(33.8)
Inventories	784.6	(97.8)
Accounts payable	282.0	20.3
Accrued liabilities and other	93.5	23.7
Net cash provided by operating activities	1,828.5	565.8

Investing Activities:
Proceeds from sale of divested businesses and fixed assets	247.8	214.8
Acquisitions and acquisition-related activity	(8,635.2)	(573.7)
Capital expenditures	(441.4)	(211.4)
Cash related to Venezuela deconsolidation	—	(97.5)
Other investing activities	4.0	17.9
Net cash used in investing activities	(8,824.8)	(649.9)

Financing Activities:
Net short-term borrowings	(641.4)	(57.0)
Proceeds from issuance of debt, net of debt issuance costs	9,414.6	594.6
Payments on debt	(1,100.0)	—
Repurchase and retirement of shares of common stock	—	(180.4)
Cash dividends	(328.6)	(206.3)
Excess tax benefits related to stock-based compensation	11.9	27.1
Option proceeds net of repurchase of restricted shares for vesting	(16.1)	(5.7)
Net cash provided by financing activities	7,340.4	172.3

Exchange rate effect on cash and cash equivalents	(31.4)	(12.8)

Increase in cash and cash equivalents	312.7	75.4
Cash and cash equivalents at beginning of period	274.8	199.4
Cash and cash equivalents at end of period	$587.5	$274.8

Newell Brands Inc.
Financial Worksheet - Segment Reporting
(In Millions)

	2016					2015
		Reconciliation (3)					Reconciliation (4)				Year-over-year changes
		Reported	Excluded	Normalized	Normalized		Reported	Excluded	Normalized	Normalized	Net Sales		Normalized Operating Income
Q1:	Net Sales	Operating Income	Items	Operating Income	Operating Margin	Net Sales	Operating Income	Items	Operating Income	Operating Margin	$	%	$	%
Writing	$378.8	$83.8	$2.4	$86.2	22.8%	$341.8	$82.4	$0.6	$83.0	24.3%	$37.0	10.8%	$3.2	3.9%
Home Solutions	372.1	36.1	1.9	38.0	10.2%	364.5	38.5	0.1	38.6	10.6%	7.6	2.1%	(0.6)	(1.6)%
Tools	179.7	18.7	0.7	19.4	10.8%	180.4	22.2	—	22.2	12.3%	(0.7)	(0.4)%	(2.8)	(12.6)%
Commercial Products	174.5	22.4	0.2	22.6	13.0%	185.2	17.0	0.6	17.6	9.5%	(10.7)	(5.8)%	5.0	28.4%
Baby & Parenting	209.8	23.1	—	23.1	11.0%	192.1	0.5	11.8	12.3	6.4%	17.7	9.2%	10.8	87.8%
Restructuring Costs	—	(17.7)	17.7	—		—	(27.3)	27.3	—		—		—
Corporate	—	(41.0)	23.5	(17.5)		—	(35.1)	14.0	(21.1)		—		3.6	(17.1)%
Total	$1,314.9	$125.4	$46.4	$171.8	13.1%	$1,264.0	$98.2	$54.4	$152.6	12.1%	$50.9	4.0%	$19.2	12.6%

	2016					2015
		Reconciliation (3)					Reconciliation (4)				Year over year change
		Reported	Excluded	Normalized	Normalized		Reported	Excluded	Normalized	Normalized	Net Sales		Normalized Operating Income
Q2:	Net Sales	Operating Income	Items	Operating Income	Operating Margin	Net Sales	Operating Income	Items	Operating Income	Operating Margin	$	%	$	%
Writing	574.4	154.1	4.9	159.0	27.7%	495.9	132.5	0.5	133.0	26.8%	78.5	15.8%	26.0	19.5%
Home Solutions	433.5	41.7	6.2	47.9	11.0%	438.5	68.7	1.2	69.9	15.9%	(5.0)	(1.1)%	(22.0)	(31.5)%
Tools	197.4	22.2	0.9	23.1	11.7%	205.2	23.4	—	23.4	11.4%	(7.8)	(3.8)%	(0.3)	(1.3)%
Commercial Products	194.0	25.4	1.3	26.7	13.8%	210.6	28.9	0.1	29.0	13.8%	(16.6)	(7.9)%	(2.3)	(7.9)%
Baby & Parenting	236.9	24.4	1.6	26.0	11.0%	210.7	16.7	0.1	16.8	8.0%	26.2	12.4%	9.2	54.8%
Branded Consumables	777.3	(26.0)	133.7	107.7	13.9%	—	—	—	—		777.3		107.7
Consumer Solutions	406.6	(16.5)	66.0	49.5	12.2%	—	—	—	—		406.6		49.5
Outdoor Solutions	953.4	55.4	159.7	215.1	22.6%	—	—	—	—		953.4		215.1
Process Solutions	85.1	(1.4)	12.2	10.8	12.7%	—	—	—	—		85.1		10.8
Restructuring Costs	—	(11.0)	11.0	—		—	(13.3)	13.3	—		—		—
Corporate	—	(130.6)	72.7	(57.9)		—	(42.2)	19.5	(22.7)		—		(35.2)	155.1%
Total	$3,858.6	$137.7	$470.2	$607.9	15.8%	$1,560.9	$214.7	$34.7	$249.4	16.0%	$2,297.7	147.2%	$358.5	143.7%

	2016					2015
		Reconciliation (3)					Reconciliation (4)				Year over year change
		Reported	Excluded	Normalized	Normalized		Reported	Excluded	Normalized	Normalized	Net Sales		Normalized Operating Income
Q3:	Net Sales	Operating Income	Items	Operating Income	Operating Margin	Net Sales	Operating Income	Items	Operating Income	Operating Margin	$	%	$	%
Writing	$526.3	$131.5	$5.2	$136.7	26.0%	$459.5	$114.1	$2.3	$116.4	25.3%	$66.8	14.5%	$20.3	17.4%
Home Solutions	371.8	56.1	6.0	62.1	16.7%	459.4	76.0	0.5	76.5	16.7%	(87.6)	(19.1)%	(14.4)	(18.8)%
Tools	185.5	22.1	1.1	23.2	12.5%	196.7	20.5	—	20.5	10.4%	(11.2)	(5.7)%	2.7	13.2%
Commercial Products	199.2	33.7	1.5	35.2	17.7%	206.8	29.5	1.9	31.4	15.2%	(7.6)	(3.7)%	3.8	12.1%
Baby & Parenting	231.1	34.6	2.2	36.8	15.9%	207.6	10.2	—	10.2	4.9%	23.5	11.3%	26.6	260.8%
Branded Consumables	957.3	122.3	42.5	164.8	17.2%	—	—	—	—		957.3		164.8
Consumer Solutions	650.0	38.0	54.0	92.0	14.2%	—	—	—	—		650.0		92.0
Outdoor Solutions	731.9	(18.7)	102.3	83.6	11.4%	—	—	—	—		731.9		83.6
Process Solutions	101.5	7.4	5.0	12.4	12.2%	—	—	—	—		101.5		12.4
Restructuring Costs	—	(13.0)	13.0	—		—	(21.0)	21.0	—		—		—
Corporate	—	(90.1)	52.2	(37.9)		—	(42.7)	20.1	(22.6)		—		(15.3)	(67.7)%
Total	$3,954.6	$323.9	$285.0	$608.9	15.4%	$1,530.0	$186.6	$45.8	$232.4	15.2%	$2,424.6	158.5%	$376.5	162.0%

	2016					2015
		Reconciliation (1)					Reconciliation (2)				Year over year change
		Reported	Excluded	Normalized	Normalized		Reported	Excluded	Normalized	Normalized	Net Sales		Normalized Operating Income
Q4:	Net Sales	Operating Income	Items	Operating Income	Operating Margin	Net Sales	Operating Income	Items	Operating Income	Operating Margin	$	%	$	%
Writing	$462.4	$93.3	$11.7	$105.0	22.7%	$466.3	$101.8	$3.9	$105.7	22.7%	$(3.9)	(0.8)%	$(0.7)	(0.7)%
Home Solutions	391.0	45.3	8.2	53.5	13.7%	441.8	55.2	2.0	57.2	12.9%	(50.8)	(11.5)%	(3.7)	(6.5)%
Tools	198.1	22.4	3.3	25.7	13.0%	207.7	19.0	0.5	19.5	9.4%	(9.6)	(4.6)%	6.2	31.8%
Commercial Products	208.9	31.6	2.7	34.3	16.4%	207.1	25.4	2.1	27.5	13.3%	1.8	0.9%	6.8	24.7%
Baby & Parenting	241.7	32.3	3.8	36.1	14.9%	237.9	27.8	—	27.8	11.7%	3.8	1.6%	8.3	29.9%
Branded Consumables	1,104.6	234.2	21.5	255.7	23.1%	—	—	—	—		1,104.6		255.7
Consumer Solutions	709.7	125.6	7.1	132.7	18.7%	—	—	—	—		709.7		132.7
Outdoor Solutions	730.6	53.4	19.8	73.2	10.0%	—	—	—	—		730.6		73.2
Process Solutions	88.9	8.8	5.1	13.9	15.6%	—	—	—	—		88.9		13.9
Restructuring Costs	—	(33.2)	33.2	—		—	(15.6)	15.6	—		—		—
Corporate	—	(100.6)	46.6	(54.0)		—	(111.7)	88.2	(23.5)		—		(30.5)	(129.8)%
Total	$4,135.9	$513.1	$163.0	$676.1	16.3%	$1,560.8	$101.9	$112.3	$214.2	13.7%	$2,575.1	165.0%	$461.9	215.6%

	2016					2015
		Reconciliation (3)					Reconciliation (4)				Year over year change
		Reported	Excluded	Normalized	Normalized		Reported	Excluded	Normalized	Normalized	Net Sales		Normalized Operating Income
YTD:	Net Sales	Operating Income	Items	Operating Income	Operating Margin	Net Sales	Operating Income	Items	Operating Income	Operating Margin	$	%	$	%
Writing	$1,941.9	$462.7	$24.2	$486.9	25.1%	$1,763.5	$430.8	$7.3	$438.1	24.8%	$178.4	10.1%	$48.8	11.1%
Home Solutions	1,568.4	179.2	22.3	201.5	12.8%	1,704.2	238.4	3.8	242.2	14.2%	(135.8)	(8.0)%	(40.7)	(16.8)%
Tools	760.7	85.4	6.0	91.4	12.0%	790.0	85.1	0.5	85.6	10.8%	(29.3)	(3.7)%	5.8	6.8%
Commercial Products	776.6	113.1	5.7	118.8	15.3%	809.7	100.8	4.7	105.5	13.0%	(33.1)	(4.1)%	13.3	12.6%
Baby & Parenting	919.5	114.4	7.6	122.0	13.3%	848.3	55.2	11.9	67.1	7.9%	71.2	8.4%	54.9	81.8%
Branded Consumables	2,839.2	330.5	197.7	528.2	18.6%	—	—	—	—		2,839.2		528.2
Consumer Solutions	1,766.3	147.1	127.1	274.2	15.5%	—	—	—	—		1,766.3		274.2
Outdoor Solutions	2,415.9	90.1	281.8	371.9	15.4%	—	—	—	—		2,415.9		371.9
Process Solutions	275.5	14.8	22.3	37.1	13.5%	—	—	—	—		275.5		37.1
Restructuring Costs	—	(74.9)	74.9	—		—	(77.2)	77.2	—		—		—
Corporate	—	(362.3)	195.0	(167.3)		—	(231.7)	141.8	(89.9)		—		(77.4)	(86.1)%
Total	$13,264.0	$1,100.1	$964.6	$2,064.7	15.6%	$5,915.7	$601.4	$247.2	$848.6	14.3%	$7,348.3	124.2%	$1,216.1	143.3%

(1) Excludes costs associated with Project Renewal ($9.3 million); Graco product recall costs ($0.2 million); amortization of acquired intangible assets ($52.2 million); divestiture costs ($5.8 million), primarily associated with the Décor business and the planned divestiture of Tools (excluding Dymo Industrial); Jarden integration costs ($87.9 million), primarily related to personnel and advisory services; and Jarden transaction costs ($7.6 million).

(2) Excludes costs associated with Project Renewal ($47.5 million); integration costs related to Elmer's and Jarden acquisitions ($11.9 million); inventory charge from devaluation of Venezuelan Bolivar ($0.6 million); divestiture of Décor ($0.2 million); and U.S. pension liability settlement (52.1 million).

(3) Excludes costs associated with Project Renewal ($60.0 million); Graco product recall costs ($0.7 million); amortization of acquired intangible assets ($154.7 million); divestiture costs ($8.4 million), primarily associated with the Décor business and the planned divestiture of Tools (excluding Dymo Industrial); Jarden integration costs ($199.6 million), primarily related to personnel and advisory services; Jarden transaction costs ($61.7 million); and costs related to the fair value step-up of Jarden inventory ($479.5 million).

(4) Excludes costs associated with Project Renewal ($163.9 million); integration costs related to Elmer's and Jarden acquisitions ($18.2 million); inventory charge from devaluation of Venezuelan Bolivar ($2.6 million); divestiture of Décor ($0.2 million); U.S. pension liability settlement (52.1 million); and Graco product recall costs ($10.2 million).

Newell Brands Inc.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
CERTAIN LINE ITEMS
(in millions, except per share data)

	Three Months Ended December 31, 2016
	GAAP Measure	Project Renewal Costs (1)						Acquisition	Jarden		Loss on	Décor			Non-GAAP Measure
		Advisory	Personnel	Other	Restructuring	Product	Integration	amortization	transaction and	Divestiture	extinguish-ment	gain	Discontinued	Non-recurring		Percentage
	Reported	costs	costs	costs	costs	recall costs (2)	costs (3)	costs (4)	related costs (5)	costs (6)	of debt (7)	on sale (8)	operations (9)	tax items (10)	Normalized*	of Sales

Cost of products sold	$2,613.2	$0.5	$(1.4)	$(6.2)	$—	$—	$(4.5)	$(3.1)	$—	$—	$—	$—	$—	$—	$2,598.5	62.8%
Gross profit	$1,522.7	$(0.5)	$1.4	$6.2	$—	$—	$4.5	$3.1	$—	$—	$—	$—	$—	$—	$1,537.4	37.2%
Selling, general & administrative expenses	$976.4	$(1.4)	$(2.4)	$(1.5)	$—	$(0.2)	$(47.1)	$(49.1)	$(7.6)	$(5.8)	$—	$—	$—	$—	$861.3	20.8%
Operating income	$513.1	$0.9	$3.8	$7.7	$(3.1)	$0.2	$87.9	$52.2	$7.6	$5.8	$—	$—	$—	$—	$676.1	16.3%
Non-operating (income) expenses	$120.6	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(0.5)	$0.7	$—	$—	$120.8
Income before income taxes	$392.5	$0.9	$3.8	$7.7	$(3.1)	$0.2	$87.9	$52.2	$7.6	$5.8	$0.5	$(0.7)	$—	$—	$555.3
Income taxes (15)	$226.6	$1.1	$2.6	$3.5	$(1.1)	$0.1	$40.0	$19.0	$14.6	$2.4	$0.1	$(0.3)	$—	$(143.2)	$165.4
Net income from continuing operations	$165.9	$(0.2)	$1.2	$4.2	$(2.0)	$0.1	$47.9	$33.2	$(7.0)	$3.4	$0.4	$(0.4)	$—	$143.2	$389.9
Net income	$165.6	$(0.2)	$1.2	$4.2	$(2.0)	$0.1	$47.9	$33.2	$(7.0)	$3.4	$0.4	$(0.4)	$0.3	$143.2	$389.9
Diluted earnings per share**	$0.34	$—	$—	$0.01	$—	$—	$0.10	$0.07	$(0.01)	$0.01	$—	$—	$—	$0.30	$0.80

	Three Months Ended December 31, 2015
	GAAP Measure	Project Renewal Costs (1)				Inventory charge from	Acquisition		Pension	Net asset	Currency			Non-GAAP Measure
		Advisory	Personnel	Other	Restructuring	the devaluation of the	and integration	Planned	settlement	charge-	translation charge-	Discontinued	Non-recurring		Percentage
	Reported	Costs	Costs	Costs	Costs	Venezuelan Bolivar (11)	costs (3)	divestiture (12)	charge (13)	Venezuela (14)	Venezuela (14)	operations (9)	tax items (10)	Normalized*	of Sales

Cost of products sold	$963.6	$—	$(1.5)	$(2.2)	$—	$(0.6)	$—	$—	$—	$—	$—	$—	$—	$959.3	61.5%
Gross profit	$597.2	$—	$1.5	$2.2	$—	$0.6	$—	$—	$—	$—	$—	$—	$—	$601.5	38.5%
Selling, general & administrative expenses	$479.7	$(10.3)	$(7.9)	$(10.2)	$—	$—	$(11.7)	$(0.2)	$(52.1)	$—	$—	$—	$—	$387.3	24.8%
Operating income	$101.9	$10.3	$9.4	$12.4	$15.4	$0.6	$11.9	$0.2	$52.1	$—	$—	$—	$—	$214.2	13.7%
Nonoperating expenses	$194.7	$—	$—	$—	$—	$—	$(4.5)	$—	$—	$(133.0)	$(39.7)	$—	$—	$17.5
Income before income taxes	$(92.8)	$10.3	$9.4	$12.4	$15.4	$0.6	$16.4	$0.2	$52.1	$133.0	$39.7	$—	$—	$196.7
Income taxes (15)	$(13.1)	$4.4	$4.0	$5.4	$4.8	$0.4	$6.2	$0.1	$19.8	$(2.7)	$10.3	$—	$6.0	$45.6
Net income from continuing operations	$(79.7)	$5.9	$5.4	$7.0	$10.6	$0.2	$10.2	$0.1	$32.3	$135.7	$29.4	$—	$(6.0)	$151.1
Net income	$13.2	$5.9	$5.4	$7.0	$10.6	$0.2	$10.2	$0.1	$32.3	$135.7	$29.4	$(92.9)	$(6.0)	$151.1
Diluted earnings per share**	$0.05	$0.02	$0.02	$0.03	$0.04	$—	$0.04	$—	$0.12	$0.51	$0.11	$(0.35)	$(0.02)	$0.56

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Totals may not add due to rounding.

(1) Costs associated with Project Renewal during the three months ended December 31, 2016 include $12.4 million of project-related costs and $(3.1) million reversal of restructuring costs. Project-related costs include inventory rationalization, advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs. Costs associated with Project Renewal during the three months ended December 31, 2015 include $32.1 million of project-related costs and $15.4 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs.

(2) During the three months ended December 31, 2016, the Company recognized $0.2 million of charges associated with the Graco product recall.

(3) During the three months ended December 31, 2016, the Company incurred $87.9 million of costs (including $36.3 million of restructuring costs) which primarily represents personnel and advisory costs associated with the integration of Jarden. During the three months ended December 31, 2015, the Company recognized $11.9 million of costs (including $0.2 million of restructuring costs) associated with the acquisition and integration of Elmer's and the pending Jarden transaction. In addition, the Company recognized $4.5 million of interest expense in connection with bridge loans related to the acquisition of Elmer's and the pending Jarden transaction.

(4) During the three months ended December 31, 2016, the Company incurred acquisition amortization costs of $52.2 million.

(5) During the three months ended December 31, 2016, the Company recognized $7.6 million of costs associated with the Jarden transaction.

(6) During the three months ended December 31, 2016, the Company recognized $5.8 million of costs primarily associated with the divestiture of Décor and planned divestiture of Tools (excluding Dymo Industrial).

(7) During the three months ended December 31, 2016, the Company incurred a $0.5 million loss related to the extinguishment of debt.

(8) During the three months ended December 31, 2016, the Company recognized a gain of $0.7 million related to final settlement of working capital adjustment for the divestiture of Décor.

(9) During the three months ended December 31, 2016, the Company recognized a net loss of $0.3 million in discontinued operations. During the three months ended December 31, 2015, the Company recognized a net loss of $2.7 million in discontinued operations primarily associated with Endicia and a net gain of $95.6 million from the sale of Endicia.

(10) During the three months ended December 31, 2015, the Company recognized $6.0 million of non-recurring income tax benefits resulting from the resolution of income tax contingencies. During the three months ended December 31, 2016, the Company recognized $164.2 million of deferred tax expense related to the difference between the book and tax basis in the Tools business and ($21.0) million of deferred tax benefit related to statutory tax rate changes in France affecting Jarden acquired intangibles.

(11) During the three months ended December 31, 2015, the Company recognized an increase of $0.6 million in cost of products sold resulting from increased costs of inventory due to changes in the exchange rate for the Venezuelan Bolivar.

(12) During the three months ended December 31, 2015, the Company recognized $0.2 million of costs associated with the planned divestiture of Décor.

(13) During the three months ended December 31, 2015, the Company settled U.S. pension liabilities for certain participants with plan assets which resulted in $52.1 million of non-cash settlement charges.

(14) During the three months ended December 31, 2015, the Company recognized charges resulting from the deconsolidation of its Venezuela operations, including $133.0 million of charges associated with the write-off of Venezuela net assets and $39.7 million of charges associated with the write-off of currency translation adjustments included in equity that arose before the application of hyperinflationary accounting for Venezuela in 2010.

(15) The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

Newell Brands Inc.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
CERTAIN LINE ITEMS
(in millions, except per share data)

	Twelve Months Ended December 31, 2016
	GAAP Measure	Project Renewal Costs (1)						Acquisition	Jarden	Jarden transaction		Décor		Loss on			Non-GAAP Measure
		Advisory	Personnel	Other	Restructur-ing	Product	Integration	amortization	inventory	and	Interest costs	gain	Divestiture	extinguish-ment	Discontin-ued	Non-recurring		Percentage
	Reported	costs	costs	costs	costs	recall costs (2)	costs (3)	costs (4)	step-up (5)	related costs (6)	Jarden-related (7)	on sale (8)	costs (9)	of debt (10)	operations (11)	tax items (12)	Normalized*	of Sales

Cost of products sold	$8,865.2	$(0.2)	$(6.3)	$(7.1)	$—	$—	$(5.1)	$(8.9)	$(479.5)	$—	$—	$—	$—	$—	$—	$—	$8,358.1	63.0%
Gross profit	$4,398.8	$0.2	$6.3	$7.1	$—	$—	$5.1	$8.9	$479.5	$—	$—	$—	$—	$—	$—	$—	$4,905.9	37.0%
Selling, general & administrative expenses	$3,223.8	$(9.3)	$(20.0)	$(7.2)	$—	$(0.7)	$(129.5)	$(145.8)	$—	$(61.7)	$—	$—	$(8.4)	$—	$—	$—	$2,841.2	21.4%
Operating income	$1,100.1	$9.5	$26.3	$14.3	$9.9	$0.7	$199.6	$154.7	$479.5	$61.7	$—	$—	$8.4	$—	$—	$—	$2,064.7	15.6%
Non-operating expenses	$285.6	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(16.8)	$160.2	$—	$(47.6)	$—	$—	$381.4
Income before income taxes	$814.5	$9.5	$26.3	$14.3	$9.9	$0.7	$199.6	$154.7	$479.5	$61.7	$16.8	$(160.2)	$8.4	$47.6	$—	$—	$1,683.3
Income taxes (17)	$286.0	$3.6	$10.0	$5.4	$3.8	$0.3	$75.6	$52.6	$168.1	$32.9	$6.7	$(59.3)	$3.2	$13.9	$—	$(143.2)	$459.6
Net income from continuing operations	$528.5	$5.9	$16.3	$8.9	$6.1	$0.4	$124.0	$102.1	$311.4	$28.8	$10.1	$(100.9)	$5.2	$33.7	$—	$143.2	$1,223.7
Net income	$527.8	$5.9	$16.3	$8.9	$6.1	$0.4	$124.0	$102.1	$311.4	$28.8	$10.1	$(100.9)	$5.2	$33.7	$0.7	$143.2	$1,223.7
Diluted earnings per share**	$1.25	$0.01	$0.04	$0.02	$0.01	$—	$0.29	$0.24	$0.74	$0.07	$0.02	$(0.24)	$0.01	$0.08	$—	$0.34	$2.89

	Twelve Months Ended December 31, 2015
	GAAP Measure	Project Renewal Costs (1)					Inventory charge from	Acquisition		Pension	Charge resulting from	Net asset	Currency			Non-GAAP Measure
		Advisory	Personnel	Other	Restructur-ing	Product	the devaluation of the	and integration	Divestiture	settlement	the devaluation of the	charge-	translation charge-	Discontin-ued	Non-recurring		Percentage
	Reported	Costs	Costs	Costs	Costs	recall costs (2)	Venezuelan Bolivar (13)	costs (3)	costs (9)	charge (14)	Venezuelan Bolivar (15)	Venezuela (16)	Venezuela (16)	operations (11)	tax items (12)	Normalized*	of Sales

Cost of products sold	$3,611.1	$—	$(5.2)	$(6.7)	$—	$—	$(2.6)	$(1.6)	$—	$—	$—	$—	$—	$—	$—	$3,595.0	60.8%
Gross profit	$2,304.6	$—	$5.2	$6.7	$—	$—	$2.6	$1.6	$—	$—	$—	$—	$—	$—	$—	$2,320.7	39.2%
Selling, general & administrative expenses	$1,626.0	$(42.1)	$(21.5)	$(14.4)	$—	$(10.2)	$—	$(13.4)	$(0.2)	$(52.1)	$—	$—	$—	$—	$—	$1,472.1	24.9%
Operating income	$601.4	$42.1	$26.7	$21.1	$74.0	$10.2	$2.6	$18.2	$0.2	$52.1	$—	$—	$—	$—	$—	$848.6	14.3%
Nonoperating expenses	$263.9	$—	$—	$—	$—	$—	$—	$(4.5)	$—	$—	$(9.2)	$(133.0)	$(39.7)	$—	$—	$77.5
Income before income taxes	$337.5	$42.1	$26.7	$21.1	$74.0	$10.2	$2.6	$22.7	$0.2	$52.1	$9.2	$133.0	$39.7	$—	$—	$771.1
Income taxes (17)	$78.2	$15.2	$9.9	$8.3	$19.3	$3.3	$1.1	$8.5	$0.1	$19.8	$3.1	$(2.7)	$10.3	$—	$6.0	$180.4
Net income from continuing operations	$259.3	$26.9	$16.8	$12.8	$54.7	$6.9	$1.5	$14.2	$0.1	$32.3	$6.1	$135.7	$29.4	$—	$(6.0)	$590.7
Net income	$350.0	$26.9	$16.8	$12.8	$54.7	$6.9	$1.5	$14.2	$0.1	$32.3	$6.1	$135.7	$29.4	$(90.7)	$(6.0)	$590.7
Diluted earnings per share**	$1.29	$0.10	$0.06	$0.05	$0.20	$0.03	$0.01	$0.05	$—	$0.12	$0.02	$0.50	$—	$—	$—	$2.18

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Totals may not add due to rounding.

(1) Costs associated with Project Renewal during the year ended December 31, 2016 include $50.1 million of project-related costs and $9.9 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs. Costs associated with Project Renewal during the year ended December 31, 2015 include $89.9 million of project-related costs and $74.0 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs.

(2) During the year ended December 31, 2016 and 2015, the Company recognized $0.7 million and $10.2 million, respectively, of charges associated with the Graco product recall.

(3) During the year ended December 31, 2016, the Company incurred $199.6 million of costs (including $65.0 million of restructuring costs) associated with the integration of Jarden and Elmer's, which primarily represents personnel and advisory costs associated with the integration of Jarden. During the year ended December 31, 2015, the Company recognized $18.2 million of costs (including $3.2 million of restructuring costs) associated with the acquisition and integration of Ignite Holdings, LLC, bubba brands, Baby Jogger, Elmer's and the pending Jarden transaction. During the year ended December 31, 2015, the Company recognized $4.5 million of interest expense in connection with bridge loans related to the acquisition of Elmer's and the pending Jarden transaction.

(4) During the year ended December 31, 2016, the Company incurred acquisition amortization costs of $154.7 million.

(5) During the year ended December 31, 2016, the Company incurred $479.5 million of costs related to the fair-value step-up of Jarden inventory.

(6) During the year ended December 31, 2016, the Company recognized $61.7 million of costs associated with the Jarden transaction.

(7) During the year ended December 31, 2016, the Company incurred $16.8 million of interest costs associated with borrowings to finance the Jarden transaction that were incurred prior to the closing of the transaction.

(8) During the year ended December 31, 2016, the Company recognized a gain of $160.2 million related to the divestiture of Décor.

(9) During the year ended December 31, 2016, the Company recognized $8.4 million of costs primarily associated with the divestiture of Décor and planned divestiture of Tools (excluding Dymo Industrial). During the year ended December 31, 2015, the Company recognized $0.2 million of costs associated with the planned divestiture of Décor.

(10) During the year ended December 31, 2016, the Company incurred a $1.7 million loss related to the extinguishment of debt and a $45.9 million loss associated with the termination of the Jarden Bridge Facility.

(11) During the year ended December 31, 2016, the Company recognized a net loss of $0.7 million in discontinued operations. During the year ended December 31, 2015, the Company recognized a net loss of $4.9 million in discontinued operations primarily associated with Endicia and certain Culinary businesses and a $95.6 million net gain from the sale of Endicia.

(12) During the year ended December 31, 2016, the Company recognized $164.2 million of deferred tax expense related to the difference between the book and tax basis in the Tools business and ($21.0) million of deferred tax benefit related to statutory tax rate changes in France affecting Jarden acquired intangibles. During the year ended December 31, 2015, the Company recognized $6.0 million of non-recurring income tax benefits resulting from the resolution of income tax contingencies.

(13) During the year ended December 31, 2015, the Company recognized an increase of $2.6 million in cost of products sold resulting from increased costs of inventory due to changes in the exchange rate for the Venezuelan Bolivar.

(14) During the year ended December 31, 2015, the Company settled U.S. pension liabilities for certain participants with plan assets which resulted in $52.1 million of non-cash settlement charges.

(15) During the year ended December 31, 2015, the Company recognized foreign exchange losses of $9.2 million resulting from the devaluation of and subsequent changes in the exchange rate for the Venezuelan Bolivar, which under hyperinflationary accounting is recorded in the Statement of Operations.

(16) During the year ended December 31, 2015, the Company recognized charges resulting from the deconsolidation of its Venezuela operations, including $133.0 million of charges associated with the write-off of Venezuela net assets and $39.7 million of charges associated with the write-off of currency translation adjustments included in equity that arose before the application of hyperinflationary accounting for Venezuela in 2010.

(17) The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

Newell Brands Inc.
Currency Analysis by Segment Actual and Adjusted Pro Forma Basis (Unaudited)
(in millions)

	Three Months Ended December 31, 2016					Three Months Ended December 31, 2015					Increase/(Decrease)
	2016 Net Sales	Acquisitions/	Net Sales Base	Currency	2016 Core	2015 Net Sales		Net Sales Base	Currency	2015 Core	Core Sales (2)
	(Reported) (1)	Divestitures (3)	Business	Impact	Sales (2)	(Pro forma) (1)	Divestitures (3)	Business	Impact	Sales (2)	$	%
Writing	$462.4	$(3.2)	$459.2	$12.9	$472.1	$466.3	$(23.8)	$442.5	$10.0	$452.5	$19.6	4.3%
Home Solutions	391.0	(24.8)	366.2	3.2	369.4	441.8	(94.4)	347.4	2.0	349.4	20.0	5.7%
Tools	198.1	(193.2)	4.9	2.6	7.5	207.7	(204.7)	3.0	6.5	9.5	(2.0)	(21.1)%
Commercial Products	208.9	—	208.9	1.4	210.3	207.1	—	207.1	1.5	208.6	1.7	0.8%
Baby & Parenting	241.7	2.1	243.8	(1.0)	242.8	237.9	(4.6)	233.3	1.0	234.3	8.5	3.6%
Branded Consumables	1,104.6	(55.5)	1,049.1	37.6	1,086.7	1,105.4	(52.7)	1,052.7	9.5	1,062.2	24.5	2.3%
Consumer Solutions	709.7	(59.5)	650.2	26.6	676.8	711.9	(49.5)	662.4	12.5	674.9	1.9	0.3%
Outdoor Solutions	730.6	(190.5)	540.1	5.7	545.8	703.6	(180.2)	523.4	6.9	530.3	15.5	2.9%
Process Solutions	88.9	—	88.9	1.1	90.0	89.4	—	89.4	(0.1)	89.3	0.7	0.8%
Total Company	$4,135.9	$(524.6)	$3,611.3	$90.1	$3,701.4	$4,171.1	$(609.9)	$3,561.2	$49.8	$3,611.0	$90.4	2.5%
Less: Jarden Acquisition						(2,610.3)
2015 Net Sales (Reported)						$1,560.8

	Twelve Months Ended December 31, 2016					Twelve Months Ended December 31, 2015					Increase/(Decrease)
	2016 Net Sales	Acquisitions/	Net Sales Base	Currency	2016 Core	2015 Net Sales		Net Sales Base	Currency	2015 Core	Core Sales (2)
	(Reported) (1)	Divestitures (3)	Business	Impact	Sales (2)	(Pro forma) (1)	Divestitures (3)	Business	Impact	Sales (2)	$	%
Writing	$1,941.9	$(204.9)	$1,737.0	$32.9	$1,769.9	$1,763.5	$(128.6)	$1,634.9	$4.2	$1,639.1	$130.8	8.0%
Home Solutions	1,568.4	(181.6)	1,386.8	8.4	1,395.2	1,704.2	(344.7)	1,359.5	0.7	1,360.2	35.0	2.6%
Tools	760.7	(372.2)	388.5	8.4	396.9	790.0	(397.4)	392.6	3.6	396.2	0.7	0.2%
Commercial Products	776.6	—	776.6	4.0	780.6	809.7	(26.4)	783.3	0.4	783.7	(3.1)	(0.4)%
Baby & Parenting	919.5	0.7	920.2	(8.3)	911.9	848.3	(8.3)	840.0	0.6	840.6	71.3	8.5%
Branded Consumables	2,839.2	(306.5)	2,532.7	67.8	2,600.5	2,583.6	(65.5)	2,518.1	8.7	2,526.8	73.7	2.9%
Consumer Solutions	1,766.3	(149.7)	1,616.6	48.7	1,665.3	1,701.9	(132.6)	1,569.3	13.4	1,582.7	82.6	5.2%
Outdoor Solutions	2,415.9	(732.4)	1,683.5	(2.6)	1,680.9	1,977.3	(305.2)	1,672.1	6.8	1,678.9	2.0	0.1%
Process Solutions	275.5	—	275.5	2.3	277.8	265.4	—	265.4	—	265.4	12.4	4.7%
Total Company Pro Forma	$13,264.0	$(1,946.6)	$11,317.4	$161.6	$11,479.0	$12,443.9	$(1,408.7)	$11,035.2	$38.4	$11,073.6	$405.4	3.7%
Less: Jarden Acquisition						(6,528.2)
2015 Net Sales (Reported)						$5,915.7

(1) Includes Jarden segment and consolidated sales from April 16, 2016 and 2015, respectively.

(2) "Core Sales" is determined by applying a fixed exchange rate, calculated as the 12-month average in 2015, to the current and prior year local currency sales amounts, with the difference between the change in "As Reported" sales and the change in "Core Sales" reported in the table as "Currency Impact". Core Sales Growth excludes the impact of currency, acquisitions and divestitures.

(3) Actual and planned divestitures represent the Rubbermaid medical cart business, which the Company divested in August 2015; the Levolor and Kirsch window coverings brands ("Décor"), which the Company divested in June 2016; and, the Company's Venezuela operations, which the Company deconsolidated as of December 31, 2015, as well as the planned divestitures of businesses held for sale commencing in the third quarter including its Tools business (excluding Dymo® industrial labeling), the Rubbermaid® Consumer Storage business within the Home Solutions segment, Teutonia in the Baby and Parenting segment, two winter sports units, Völkl® and K2®, within the Outdoor Solutions segment, its Heaters, Humidifiers, Fans business within the Consumer Solutions segment and Lehigh in the Branded Consumables segment. During the fourth quarter, planned divestitures includes the Firebuilding business in Branded Consumables segment and the working capital impact of sales returns associated with exiting a distributor-led model to a direct selling model in Canada in the Baby and Parenting segment.

Newell Brands Inc.
Currency Analysis by Geography Actual and Adjusted Pro Forma Basis (Unaudited)
(in millions)

	Three Months Ended December 31, 2016					Three Months Ended December 31, 2015					Increase/(Decrease)
	2016 Net Sales	Acquisitions/	Net Sales Base	Currency	2016 Core	2015 Net Sales		Net Sales Base	Currency	2015 Core	Core Sales (2)
	(Reported) (1)	Divestitures (3)	Business	Impact	Sales (2)	(Pro forma) (1)	Divestitures (3)	Business	Impact	Sales (2)	$	%
United States	$2,883.2	$(277.4)	$2,605.8	$—	$2,605.8	$2,937.7	$(354.6)	$2,583.1	$—	$2,583.1	$22.7	0.9%
Canada	232.3	(39.5)	192.8	12.4	205.2	217.2	(33.0)	184.2	11.5	195.7	9.5	4.9%
North America	3,115.5	(316.9)	2,798.6	12.4	2,811.0	3,154.9	(387.6)	2,767.3	11.5	2,778.8	32.2	1.2%

Europe, Middle East, Africa	566.9	(118.7)	448.2	47.0	495.2	575.9	(119.6)	456.3	8.3	464.6	30.6	6.6%
Latin America	232.8	(26.2)	206.6	32.8	239.4	245.1	(61.2)	183.9	25.4	209.3	30.1	14.4%
Asia Pacific	220.7	(62.8)	157.9	(2.1)	155.8	195.2	(41.5)	153.7	4.6	158.3	(2.5)	(1.6)%
Total International	1,020.4	(207.7)	812.7	77.7	890.4	1,016.2	(222.3)	793.9	38.3	832.2	58.2	7.0%

Total Company	$4,135.9	$(524.6)	$3,611.3	$90.1	$3,701.4	$4,171.1	$(609.9)	$3,561.2	$49.8	$3,611.0	$90.4	2.5%
Less: Jarden Acquisition						(2,610.3)
2015 Net Sales (Reported)						$1,560.8

	Twelve Months Ended December 31, 2016					Twelve Months Ended December 31, 2015					Increase/(Decrease)
	2016 Net Sales	Acquisitions/	Net Sales Base	Currency	2016 Core	2015 Net Sales		Net Sales Base	Currency	2015 Core	Core Sales (2)
	(Reported) (1)	Divestitures (3)	Business	Impact	Sales (2)	(Pro forma) (1)	Divestitures (3)	Business	Impact	Sales (2)	$	%
United States	$9,518.4	$(1,384.5)	$8,133.9	$—	$8,133.9	$8,734.1	$(862.6)	$7,871.5	$—	$7,871.5	$262.4	3.3%
Canada	720.1	(168.2)	551.9	27.5	579.4	591.8	(73.8)	518.0	11.3	529.3	50.1	9.5%
North America	10,238.5	(1,552.7)	8,685.8	27.5	8,713.3	9,325.9	(936.4)	8,389.5	11.3	8,400.8	312.5	3.7%

Europe, Middle East, Africa	1,659.0	(228.9)	1,430.1	73.0	1,503.1	1,646.8	(203.7)	1,443.1	2.2	1,445.3	57.8	4.0%
Latin America	643.6	(55.5)	588.1	83.4	671.5	787.8	(199.0)	588.8	20.7	609.5	62.0	10.2%
Asia Pacific	722.9	(109.5)	613.4	(22.3)	591.1	683.4	(69.6)	613.8	4.2	618.0	(26.9)	(4.4)%
Total International	3,025.5	(393.9)	2,631.6	134.1	2,765.7	3,118.0	(472.3)	2,645.7	27.1	2,672.8	92.9	3.5%

Total Company	$13,264.0	$(1,946.6)	$11,317.4	$161.6	$11,479.0	$12,443.9	$(1,408.7)	$11,035.2	$38.4	$11,073.6	$405.4	3.7%
Less: Jarden Acquisition						(6,528.2)
2015 Net Sales (Reported)						$5,915.7

(1) Includes Jarden segment and consolidated sales from April 16, 2016 and 2015, respectively.

(2) "Core Sales" is determined by applying a fixed exchange rate, calculated as the 12-month average in 2015, to the current and prior year local currency sales amounts, with the difference between the change in "As Reported" sales and the change in "Core Sales" reported in the table as "Currency Impact". Core Sales Growth excludes the impact of currency, acquisitions and divestitures.

(3) Actual and planned divestitures represent the Rubbermaid medical cart business, which the Company divested in August 2015; the Levolor and Kirsch window coverings brands ("Décor"), which the Company divested in June 2016; and, the Company's Venezuela operations, which the Company deconsolidated as of December 31, 2015, as well as the planned divestitures of businesses held for sale commencing in the third quarter including its Tools business (excluding Dymo® industrial labeling), the Rubbermaid® Consumer Storage business within the Home Solutions segment, Teutonia in the Baby and Parenting segment, two winter sports units, Völkl® and K2®, within the Outdoor Solutions segment, its Heaters, Humidifiers, Fans business within the Consumer Solutions segment and Lehigh in the Branded Consumables segment. During the fourth quarter, planned divestitures includes the Firebuilding business in Branded Consumables segment and the working capital impact of sales returns associated with exiting a distributor-led model to a direct selling model in Canada in the Baby and Parenting segment.

Newell Brands Inc.
Reconciliation of Core Sales Growth

	Year Ending
	December 31, 2017
Estimated net sales growth (GAAP)	9.5%	to	11.0%
Foreign Currency	1.5%	to	2.5%
Acquisitions, net of divestitures (1)	(7.5)%	to	(10.5)%

Core Sales Growth, Adjusted Pro Forma	2.5%	to	4.0%

(1) Acquisitions, net of divestitures represents estimated sales until the one year anniversary of their respective dates of acquisition, net of the impacts of actual divestitures and the planned divestitures of assets held for sale businesses.